Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar
Executive Vice President and CFO
(540) 829-1603
farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP, INC. ANNOUNCES 11%

GROWTH IN FIRST QUARTER EARNINGS

Culpeper, VA-Virginia Financial Group, Inc. (NASDAQ: VFGI) today reported first quarter 2006 earnings of $4.5 million, an increase of 11.2% compared to earnings of $4.0 million for the first quarter of 2005. Net income per diluted share was $.62, up 10.7% compared to $.56 for the same period in 2005. VFG’S earnings for the first quarter of 2006 produced an annualized return on average assets (ROA) of 1.19% and an annualized return on average equity (ROE) of 13.08%, compared to prior year ratios of 1.13% and 12.74%, respectively.

O.R. Barham, Jr., President and CEO, commented, “We are pleased with our financial results for the first quarter, with stronger than expected loan growth, solid core revenue growth and a continuation of excellent asset quality. Our results were positive in spite of several reorganization events that impacted earnings during the period and are discussed below. Our net interest margin was down slightly on a sequential basis, as interest bearing liability costs continue to catch up to short term rate movements over the past year. Double digit growth in fees from fiduciary and brokerage operations were a highlight, as was continued strength in mortgage revenue for the period. Our efficiency ratio began to increase as anticipated, but came in at a respectable 59.50%. We had our first branch open in Lynchburg during the quarter, and plan to open one additional branch in both Charlottesville and Lynchburg during the second quarter.”

REVENUE GROWTH

Total revenue, comprised of net interest income and noninterest income, was $18.1 million for the first quarter of 2006, an increase of $1.2 million or 7.4% over $16.9 million in 2005. The largest component, net interest income, amounted to $14.9 million for the first quarter, up $1.7 million or 12.7% compared with $13.2 million for the same quarter in 2005. Improvements in the growth and mix of average earning assets, coupled with net interest margin expansion over the past year, were primarily contributors to this growth. The net interest margin for the first quarter of 2006 was 4.35%, down five basis points sequentially compared to 4.40% for the fourth quarter of 2005, and up twenty basis points when compared to 4.15% for the first quarter of 2005. As interest rates have continued to increase over the past year, interest costs associated with interest bearing liabilities have accelerated. The average rate on interest bearing liabilities for the first quarter was 2.60%, up 21 basis points sequentially compared to 2.39% for the fourth quarter of 2005, and up 56 basis points when compared to the first quarter of 2005. Management anticipates the net interest margin to decline modestly for the foreseeable future as continuing pressures on deposit pricing in VFG’s markets are anticipated.

Total noninterest income was $3.3 million for the first quarter of 2006, a decrease of $431 thousand or 11.7% compared to $3.7 million for the first quarter of 2005. The 2006 results include a loss of $181 thousand on sale of securities available for sale associated with branch realignment within the company. Approximately $20 million in securities sold were reinvested at a yield pickup of approximately 120 basis points. Included in the 2005 results is a net gain of $408 thousand in connection with the sales of two branches located in Tazewell County. Trust and brokerage fee income rose to $1.04 million for the quarter, an increase of $133 thousand or 14.7% over the same period in 2005. Gross mortgage banking fees amounted to $633 thousand, an increase of $158 thousand or 33.3% when compared to $475 thousand for the first quarter of 2005, but down sequentially $277 thousand or 30.4% from the fourth quarter of 2005.

NONINTEREST EXPENSE AND EFFICIENCY

Noninterest expense for the first quarter of 2006 amounted to $11.2 million, up $649 thousand or 6.2% from $10.5 million for the same period in 2005. Compensation and employee benefits increased $554 thousand or 9.2% over the same quarter a year ago. This increase reflects new positions for the openings of the Seminole Trail and Graves Mill branches during the fourth quarter 2005 and first quarter 2006, respectively. It also reflects approximately $160 thousand in non-recurring severance benefits associated with a reorganization of management within our Virginia Commonwealth Trust Company affiliate during the first quarter. Management would anticipate some increase in operating expenses as two new branches open middle to late second quarter. VFG’s efficiency ratio was 59.5% for the quarter, compared to 60.8% for the same quarter in 2005.

BALANCE SHEET

Average loans for the first quarter were $1.16 billion, up $85.8 million or 8.0% from the first quarter of 2005. Loans receivable were $1.19 billion at March 31, 2006, up $46.1 million or 4.0% from December 31, 2005. The first quarter growth occurred in real estate construction, non-residential real estate and commercial loan portfolios.

Average deposits for the first quarter were $1.25 billion, up $10 million or .8% from the first quarter of 2005. Excluding the impact of the sale of branches in Tazewell, Virginia during first quarter 2005, the growth rate was 2.0%. Sequentially, deposits increased $17.5 million or 1.4% to $1.27 billion from December 31, 2005. Certificate of deposit balances were up $45.4 million or 8.7% for the quarter, reflecting consumer preferences in the current rate environment as well as promotions conducted during the period. Savings, money market and interest checking accounts all experienced decreases during the period. Noninterest bearing demand deposits were up $7.1 million or 2.9% for the quarter, and represent 20.2% of total deposits at March 31, 2006.

At March 31, 2006 VFG had total assets of $1.55 billion, compared to $1.45 billion at March 31, 2005. Shareholder’s equity at March 31, 2006 was $139.3 million, an increase of $10.3 million or 8.0% compared to March 31, 2005. Shareholder’s equity represented 8.98% of total assets at March 31, 2006, while tangible equity capital represented 7.90% of tangible assets at March 31, 2006. Book value at March 31, 2006 was $19.40 per share, compared to $18.00 at March 31, 2005.

ASSET QUALITY

Asset quality remains strong, with VFG’s ratio of non-performing assets as a percentage of total assets amounting to .13% as of March 31, 2006, compared to .15% at March 31, 2005 and .12% at December 31, 2005. Net charge-offs as a percentage of average loans receivable amounted to .01% for the quarter, unchanged when compared to the same period in 2005. At March 31, 2006, the allowance for loan losses was approximately seven times the level of non-performing assets, while the allowance as a percentage of total loans amounted to 1.17%. VFG decreased its provision for loan losses by $36 thousand or 6.6%, from $546 thousand for the three months ended March 31, 2005 to $510 thousand for the three months ended March 31, 2006.

ABOUT VFG

VFG is the holding company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. The organization maintains a network of thirty-six branches serving Central and Southwest Virginia and five trust and investment service offices in its markets.

NON-GAAP FINANCIAL MEASURES

This report refers to the efficiency ratio, which is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding gain (loss) on sale of securities and other real estate owned. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. VFG, in referring to its net income, is referring to income under generally accepted accounting principles, or “GAAP”.

FORWARD LOOKING STATEMENTS

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes”, “expects”, “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. VFG wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect VFG’s actual results, causing actual results to differ materially from those in any forward looking statement. These factors include: (i) expected cost savings from VFG’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in VFG’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions and (vii) changes may occur in the securities markets. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Three Months Ended		Percent Increase (Decrease)
	3/31/2006	3/31/2005
INCOME STATEMENT
Interest income - taxable equivalent	$22,631	$18,991	19.17%
Interest expense	7,308	5,398	35.38%
Net interest income - taxable equivalent	15,323	13,593	12.73%
Less: taxable equivalent adjustment	458	407	12.53%
Net interest income	14,865	13,186	12.73%
Provision for loan and lease losses	510	546	-6.59%
Net interest income after provision for loan and lease losses	14,355	12,640	13.57%
Noninterest income	3,263	3,694	-11.67%
Noninterest expense	11,183	10,534	6.16%
Provision for income taxes	1,971	1,787	10.30%
Net income	$4,464	$4,013	11.24%

PER SHARE DATA
Basic earnings	$0.62	$0.56	10.71%
Diluted earnings	$0.62	$0.56	10.71%

Shares outstanding	7,178,964	7,163,735

Weighted average shares -
Basic	7,176,815	7,163,198
Diluted	7,231,617	7,210,848
Dividends paid on common shares	$0.22	$0.20

PERFORMANCE RATIOS
Return on average assets	1.19%	1.13%	5.31%
Return on average equity	13.08%	12.74%	2.67%
Return on average realized equity (A)	12.95%	12.88%	0.54%
Net interest margin (taxable equivalent)	4.35%	4.15%	4.82%
Efficiency (taxable equivalent) (B)	59.50%	60.79%	-2.12%

ASSET QUALITY
Allowance for loan losses
Beginning of period	$13,581	$11,706
Provision for loan losses	510	546
Charge offs	(173)	(189)
Recoveries	23	118
End of period	$13,941	$12,181

Non-performing assets:
Non-accrual loans	$1,787	$1,917
Loans 90+ days past due and still accruing	—	—
Other real estate owned	79	55
Troubled debt restructurings	134	218
Total non-performing assets	$2,000	$2,190
to total assets:	0.13%	0.15%
to total loans plus OREO:	0.17%	0.20%
Allowance for loan losses to total loans	1.17%	1.12%
Net charge-offs (recoveries)	$149	$71
Net charge-offs to average loans outstanding	0.01%	0.01%

NOTES: Applicable ratios are annualized

(A)	Excludes the effect on average stockholders’ equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B)	Excludes securities gains (losses) and foreclosed property expense for all periods.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	3/31/2006	3/31/2005	Percent Increase (Decrease)
SELECTED BALANCE SHEET DATA
End of period balances

Cash and cash equivalents	$40,923	$59,775	-31.54%

Securities available for sale	228,462	242,774	-5.90%
Securities held to maturity	3,321	5,853	-43.26%
Total securities	231,783	248,627	-6.77%

Real estate - construction	166,924	127,248	31.18%
Real estate - 1-4 family residential	303,639	310,062	-2.07%
Real estate - commercial and multifamily	586,054	517,913	13.16%
Commercial, financial and agricultural	93,503	85,745	9.05%
Consumer loans	36,909	40,942	-9.85%
All other loans	1,558	3,205	-51.39%
Total loans	1,188,587	1,085,115	9.54%
Deferred loan costs	659	493	33.67%
Allowance for loan losses	(13,941)	(12,181)	14.45%
Net loans	1,175,305	1,073,427	9.49%

Other assets	103,109	71,550	44.11%

Total assets	1,551,120	1,453,379	6.73%

Noninterest bearing deposits	256,910	239,660	7.20%
Money market & interest checking	337,063	369,922	-8.88%
Savings	112,905	133,919	-15.69%
CD’s and other time deposits	566,174	492,950	14.85%
Total deposits	1,273,052	1,236,451	2.96%

Federal Home Loan Bank advances	60,000	14,040	327.35%
Trust preferred capital notes	20,619	20,619	0.00%
Other borrowed funds	46,167	42,955	7.48%
Other liabilities	11,995	10,349	15.90%

Total liabilities	1,411,833	1,324,414	6.60%

Total stockholders’ equity	$139,287	$128,965	8.00%

Accumulated comprehensive income (loss)	$(1,794)	$861	-308.36%
Average balances
	For the Three Months Ended		Percent Increase (Decrease)
	3/31/2006	3/31/2005
Total assets	$1,525,345	$1,446,263	5.47%
Total stockholders’ equity	$138,364	$127,751	8.31%

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands)

	For the Three Months Ended		Percent Increase (Decrease)
	3/31/2006	3/31/2005
Interest Income
Interest and fees on loans	$19,433	$16,043	21.13%
Interest on deposits in other banks	35	4	775.00%
Interest and dividends on securities:
Taxable	1,499	1,806	-17.00%
Tax-exempt	815	656	24.24%
Dividends	115	67	71.64%
Interest income on federal funds sold	276	8	3350.00%
Total interest income	22,173	18,584	19.31%

Interest Expense
Interest on deposits	5,960	4,752	25.42%
Interest on federal funds repurchased and securities soldunder agreements to repurchase	86	144	-40.28%
Interest on Federal Home Loan Bank advances	582	180	223.33%
Interest on trust preferred capital notes	374	265	41.13%
Interest on other borrowings	306	57	436.84%
Total interest expense	7,308	5,398	35.38%

Net interest income	14,865	13,186	12.73%
Provision for loan losses	510	546	-6.59%
Net interest income after provision for loan losses	14,355	12,640	13.57%

Noninterest Income
Retail banking fees	1,607	1,665	-3.48%
Commissions and fees from fiduciary activities	811	724	12.02%
Brokerage fee income	227	181	25.41%
Other operating income	170	241	-29.46%
Loss on sale of fixed assets	(4)	—	—
Loss on securities available for sale	(181)	—	—
Gain on sale of branches	—	408	—
Gain on sale of mortgage loans	633	475	33.26%
Total noninterest income	3,263	3,694	-11.67%

Noninterest Expense
Compensation and employee benefits	6,601	6,047	9.16%
Net occupancy expense	766	751	2.00%
Supplies and equipment expenses	977	1,114	-12.30%
Amortization-intangible assets	100	168	-40.48%
Marketing	125	144	-13.19%
State franchise taxes	248	199	24.62%
Data processing	383	314	21.97%
Telecommunications	274	268	2.24%
Professional fees	130	130	0.00%
Other operating expenses	1,579	1,399	12.87%
Total noninterest expense	11,183	10,534	6.16%

Income before income taxes	6,435	5,800	10.95%
Income tax expense	1,971	1,787	10.30%
Net income	$4,464	$4,013	11.24%

VIRGINIA FINANCIAL GROUP INC.

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES

THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Dollars in thousands)

	Three months ended March 31,
	2006			2005
Dollars in thousands	Average Balance	Interest Inc/Exp	Average Rates	Average Balance	Interest Inc/Exp	Average Rates
Assets
Loans receivable, net	$1,157,736	$19,453	6.81%	$1,071,992	$16,096	6.09%
Investment securities
Taxable	152,945	1,614	4.28%	191,766	1,873	3.96%
Tax exempt	80,623	1,253	6.30%	62,326	1,010	6.57%

Total investments	233,568	2,867	4.98%	254,092	2,883	4.60%

Interest bearing deposits	5,961	35	2.38%	521	4	3.11%
Federal funds sold	30,691	276	3.65%	1,122	8	2.89%

	270,220	3,178	4.77%	255,735	2,895	4.59%

Total earning assets	1,427,956	22,631	6.43%	1,327,727	18,991	5.80%

Total nonearning assets	96,907			118,536

Total assets	$1,524,863			$1,446,263

Liabilities and Stockholders’ Equity
Interest-bearing deposits
Interest checking	$180,122	$198	0.45%	$198,834	$195	0.40%
Money market	166,666	701	1.71%	174,238	481	1.12%
Savings	120,090	195	0.66%	135,578	223	0.67%
Time deposits:
Less than $100,000	372,152	3,185	3.47%	369,507	2,761	3.03%
$100,000 and more	175,314	1,681	3.89%	128,145	1,092	3.46%

Total interest-bearing deposits	1,014,344	5,960	2.38%	1,006,302	4,752	1.92%

Federal funds purchased and securities sold under agreements to repurchase	14,801	86	2.36%	23,018	144	2.54%
Federal Home Loan Bank advances	56,427	582	4.18%	14,058	180	5.19%
Trust preferred capital notes	20,619	374	7.36%	20,619	265	5.21%
Other borrowings	30,856	306	4.02%	9,618	57	2.40%

	122,703	1,348	4.46%	67,313	646	3.89%

Total interest-bearing liabilities	1,137,047	7,308	2.60%	1,073,615	5,398	2.04%

Total noninterest-bearing liabilities	249,452			244,897

Total liabilities	1,386,499			1,318,512
Stockholders’ equity	138,364			127,751

Total liabilities and stockholders’ equity	$1,524,863			$1,446,263

Net interest income (tax equivalent)		$15,323			$13,593

Average interest rate spread			3.82%			3.76%
Interest expense as percentage of average earning assets			2.08%			1.65%
Net interest margin			4.35%			4.15%